EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 No. 333-186316) of AmeriGas Partners, L.P.;

2)	Registration Statements (Form S-8 No. 333-168604) pertaining to the 2010 Long-Term Incentive Plan of AmeriGas Partners, L.P., and

3)	Registration Statements (Form S-8 No. 333-104939) pertaining to the 2000 Long-Term Incentive Plan of AmeriGas Partners, L.P.,

of our reports dated November 25, 2015, with respect to the consolidated financial statements and schedules of AmeriGas Partners, L.P. and the effectiveness of internal control over financial reporting of AmeriGas Partners, L.P. included in this Annual Report (Form 10-K) of AmeriGas Partners, L.P. for the year ended September 30, 2015.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
November 25, 2015